Exhibit (h)(3)

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of March 3, 2025, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), TCW Funds, Inc., a Maryland corporation (“TCW”), and TCW Metropolitan West Funds, a Delaware statutory trust (“MetWest”). TCW and MetWest are each referred to herein as a “Company.”

WHEREAS, the Company is an open-end management investment company currently comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company desires to retain the Administrator to furnish certain administrative services to the Company, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

The Company hereby appoints the Administrator to act as administrator to the Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Company currently consists of the Funds listed in Schedule A to this Agreement and their respective classes of shares. In the event that the Company establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Company shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Company and the Administrator at the time of the addition of such Fund.

2.	DELIVERY OF DOCUMENTS

The Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a. The Company’s Declaration of Trust or Certificate of Incorporation, as applicable, and its By-laws (“Governing Documents”);

b.

The Company’s currently effective Registration Statement under the 1940 Act, and where applicable, its registration under the Securities Act of 1933, as amended (“1933 Act”), and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.

Copies of the resolutions of the Board of Directors/Trustees of the Company (the “Board”) certified by the Company’s Secretary authorizing (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Company and its investment adviser; and

e.	Such other certificates, documents, or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts.

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts.

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement.

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

f.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

g.

It is in material compliance with all federal and state laws, rules and regulations applicable to its fund administration business and the performance of its duties, obligations and services under this Agreement.

h.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

i.	No legal or administrative proceedings have been instituted or threatened that would materially impar the Administrator’s ability to perform its duties and obligations under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Administrator that:

a.	It is a statutory trust or corporation, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Governing Documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.

The Company’s Registration Statements have been or will be filed and are or will be effective and remain effective during the term of this Agreement. The Company also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Company’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it;

h.	As of the close of business on the date of this Agreement, the Company is authorized to issue unlimited shares of beneficial interest;

i.

Where information provided by the Company or the Company’s Authorized Participants Investors includes information about an identifiable individual (“Personal Information”), the Company represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Company acknowledges that the Administrator may perform any of the services and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Company, including the United States and that information relating to the Company, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Company for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Company and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator.

The Administrator shall perform such other services for the Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement and as agreed by the parties.

The Administrator shall provide at its own expense the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	COMPENSATION OF ADMINISTRATOR; EXPENSE REIMBURSEMENT; COMPANY EXPENSES

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Company on behalf of each applicable Fund and the Administrator.

The Company agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company’s behalf at the Company’s request or with the Company’s consent.

The Company, or the adviser to the Company, as the case may be, will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Company expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement; cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director/trustee or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, Form N-1A, Form N-CSR, Form N- PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

For avoidance of doubt, the parties agree that the Administrator shall not be entitled to receive reimbursement from the Company for an expense as to which the Company provides documentation evidencing that such expense has previously been paid to the Administrator by or on behalf of the Company.

7.	STANDARD OF CARE; INSTRUCTIONS AND ADVICE

Standard of Care. The Administrator shall at all times act in good faith and agrees to exercise the reasonable level of skill, care and diligence of a professional provider of administrative services in its performance of the services provided under this Agreement. Except as otherwise provided in Section 13, the Administrator shall have no responsibility for the actions of any other party, including other service providers to the Company. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder, except to the extent caused by or resulting from the negligence, bad faith or willful misconduct of the Administrator, its officers or employees in the performance of the Administrator’s duties hereunder.

At any time, the Administrator may apply to any officer of the Company or his or her designee for instructions or the independent accountants for the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon reasonable advice of counsel (who may be counsel for the Company) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to such advice. The Administrator shall not be liable, and shall be indemnified by the Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company or the Fund(s). Nothing in this Section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1  The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 13, the Administrator shall have no responsibility for the actions of any other party, including other service providers to the Company. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder, except to the extent caused by or resulting from the negligence, bad faith or willful misconduct of the Administrator, its officers or employees in the performance of the Administrator’s duties hereunder. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Company by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Company.

8.2  Subject to the other provisions of this Section and to the fullest extent permitted by law, the maximum aggregate liability of the Administrator to the Company during the Term and thereafter, arising from or in connection with this Agreement, regardless of the type or cause of action or number of causes of action, whether in contract, tort (including negligence of any kind), misrepresentation, warranty, strict liability, indemnity or other legal or equitable grounds in respect of any and all losses will be limited to and will not exceed a sum equal to one hundred percent (100%) of the total aggregate amount of the fees paid and/or payable by the Company to the Administrator in respect of the Services under the Agreement in the twelve (12) month period immediately prior to the first event, act, or omission giving rise to the claim or, during the first twelve months following the Agreement Effective Date.

8.3  Neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.

8.4  The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, or communication disruption.

8.5  Indemnity by the Company. The Company shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or upon reasonable reliance on information or records given or made by the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own bad faith, negligence or willful misconduct.

8.6  Indemnity by the Administrator. Subject to this Section and the exclusions and limitations of liability elsewhere in this Agreement, the Administrator will indemnify the Company against any direct losses incurred by the Company, in each case, to the extent such losses result from the negligence, willful default or fraud of the Administrator (or that of its Delegates) in the discharge of the Administrator’s duties under this Agreement. “Delegate” means any agent, subcontractor, consultant and other third party, selected by the Administrator to provide or assist it in the provision of all or any part of the Services. The term “Delegate” does not include other providers of services to the Company, including the Company’s investment manager, adviser or sub-advisor, distributor, broker, dealer, transfer agent, administrator, accounting agent, audit firm, tax firm, or law firm.

8.7  Duty to Mitigate. Each Party will use reasonable efforts to mitigate any Losses in respect of which it claims indemnification under this Agreement.

8.8  Notice of Claims. A Party seeking indemnification under this Section (“Indemnified Party”) against a third-party claim (“Indemnified Claim”) will promptly provide written notice of such claim to the Party obligated to indemnify (“Indemnifying Party”). The failure to notify the Indemnifying Party will not relieve such Party of any liability under this Section, except to the extent that such failure materially prejudices the investigation and/or defense of the Indemnified Claim.

8.9  Right to Control Third Party Claims. The Indemnifying Party will, at its own expense, be entitled but not obligated to control and direct the investigation and defense of any Indemnified Claim, except where the Administrator is the Indemnified Party and is seeking indemnification from multiple customers for claims based on common facts or otherwise related to the Indemnified Claim, in which case the Administrator will have the right to control and direct the investigation and defense of such claim, at the expense of (i) the Indemnifying Party or (ii) all of the customers from which indemnification is sought, including the Indemnifying Party, pro rata, as appropriate. Where the Indemnifying Party controls and directs the investigation of the defense of the Indemnified Claim, the Indemnified Party may retain separate counsel at its own expense. If a conflict of interest exists between the Parties with respect to the defense of such claim, the reasonable cost of separate counsel will be an indemnified expense.

8.10 Settlement of Claims. Neither Party may settle an Indemnified Claim without the consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed, provided that the Indemnifying Party will have the right to settle an Indemnified Claim without the consent of the Indemnified Party if such settlement:

(i)   involves only the payment of money;

(ii)  fully and unconditionally releases the Indemnified Party from any liability in exchange for the amount paid in settlement; and

(iii)  does not include any admission of fault or liability in relation to the Indemnified Party.

8.11 Cooperation. In all cases, each Party will, as applicable, provide reasonable cooperation and assistance to the other Party and keep the other Party apprised as to the status of the Indemnified Claim, including any discussions relating to the settlement of the claim and the details of any settlement offer.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY AND USE OF DATA

9.1	Confidentiality

9.1.1 All information provided by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”) or otherwise collected by a Receiving Party under or pursuant to this Agreement that is marked “confidential,” “restricted,” “proprietary” or with a similar designation, or that the Receiving Party knows or reasonably should know is confidential, proprietary or a trade secret will be treated as confidential (“Confidential Information”). The terms and conditions of this Agreement will be treated as each party’s Confidential Information as if each party is the Disclosing Party of such information.

9.1.2 Confidential Information will not include information that: (a) is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement; (b) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure; (c) is independently developed by the Receiving Party without the use of other Confidential Information; (d) is rightfully obtained on a non-confidential basis from a third party source; (e) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (f) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (g) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.. Administrator agrees that it will maintain and enforce policies that prohibit the Administrator and its employees from engaging in securities transactions based on knowledge of the portfolio holdings of the Administrator’s clients.

9.1.3 Confidential Information and Cloud Computing and Storage. Each Party may store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such third- party providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support, provided, however, such Confidential Information is disclosed under obligations of confidentiality.

9.2 (a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Company or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of service contemplated under this Agreement and other agreements between the Company and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

(c) Subject to paragraph (d) below, the Administrator and/or its Affiliates may use any Confidential Information of the Company or Portfolios (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Company and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Company to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Company, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement. For avoidance of doubt, the Administrator will indemnify the Company in accordance with Section 8.6 of this Agreement against any direct losses incurred by the Company, in each case, to the extent such Losses result from the negligence, willful default or fraud of the Administrator and/or its Delegates in the discharge of its obligations under this Section 9.2(c).

(d) The Company acknowledges that the Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules, and regulations applicable to it. The Administrator shall provide the Company with such reports as the Company may reasonably request to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal or regulatory requirements. Upon reasonable request by the Company, the Administrator shall also provide to the Company with sub- certifications in connection with certification requirements pursuant to the Sarbanes-Oxley Act of 2002.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Company pursuant to Section 31 of the 1940 Act and the Rules thereunder will be preserved for the periods prescribed by the applicable Rules unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Company, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Company by state or federal regulatory agencies, to produce the records of the Company or the Administrator’s personnel as witnesses or deponents, the Company agrees to pay the Administrator for the Administrator’s time and reasonable expenses, as well as the reasonable fees and expenses of the Administrator’s counsel incurred in such production. The Administrator will cooperate with the Company’s independent accountants and provide such information as may be reasonably requested by the Company from time to time, to such accountants.

11.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

12.	TERM AND TERMINATION

12.1 Term. This Agreement will commence on the Effective Date and will continue in full force and effect for a period of five (5) years from the Effective Date (the “Initial Term”), unless terminated earlier in accordance with this Section. Upon expiration of the Initial Term, this Agreement shall be automatically renewed for additional periods of one (1) year each (each, a “Renewal Term”, and all collectively, including the Initial Term, shall be referred to as the “Term”), unless either party provides written notice to the other party of its intent to not renew at least one hundred and eighty (180) days prior to the expiration of the then-current Term, or unless otherwise terminated earlier in accordance with the Agreement.

12.2 Neither Party may terminate this Agreement, any Schedule, or any Service prior to the expiry of the Term for any reason other than as expressly permitted by the terms of this Agreement.

12.3 Termination for Cause. Each party to this Agreement may terminate this Agreement with immediate effect on written notice to the other party if:

12.3.1 The other party is subject to an Insolvency Event;

12.3.2 The other party commits any material breach of:

(i) applicable law that has a material and negative impact on the non- breaching party;

(ii) its information security obligations in this Agreement; or

(iii) this Agreement,

Provided, however, in each case above, if the material breach is capable of remedy, that material breach has not been remedied by the other party within sixty (60) days of written notice by the first party or, if such breach is not capable of remedy within such sixty (60) day period, a reasonable time mutually agreed to in writing by the relevant parties, provided, however, that the other party commences to cure such breach within such sixty (60) day period and diligently pursues the cure of such breach to completion.

12.4 Remedial Plan. If a party acting in good faith believes the other party has committed a material breach of this Agreement, such party will, prior to exercising its right under Section 12.3, escalate the matter by written notice given to the breaching party for good faith discussion and resolution. If after thirty (30) Business Days following such written notice, the parties have not agreed to a remedial plan, such party may proceed to provide the other party of written notice of material breach of the Agreement.

13.	DELEGATION

13.1  Use of Delegates. The Administrator has the right, without prior notice to or the consent of the Company, to employ Delegates to provide or assist it in the provision of all or any part of the Services. Unless otherwise agreed in a fee schedule, the Administrator will be responsible for the compensation of its Delegates.

13.2  Provision of Information Regarding Delegates. The Administrator will provide or make available to the Company on a quarterly or other periodic basis information regarding its global operating model for the delivery of the Services, which information will include the identities of Delegates affiliated with the Administrator that perform or may perform any part of the Services, and the locations from which such Delegates perform Services, as well as such other information about its Delegates as the Company may reasonably request from time to time.

13.3  Responsibility for Delegates. The Administrator will be responsible for the Services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had committed such acts and omissions itself.

13.4  With respect to the Fund Administration Tax Services as set forth on Schedule B2 attached hereto, the Company acknowledges and agrees to execute and deliver to the Administrator a tax delegation consent in the form set forth as Schedule B2(i) hereto, with such changes as the Administrator may reasonably require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Company revokes its consent at any time or does not provide its consent as required hereunder, the Company acknowledges and agrees that the Administrator may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees the Administrator charge for such Fund Administration Tax Services.

13.5  Sole Point of Contact. Unless otherwise agreed by the Parties, the Administrator will remain the sole point of contact for the Company regarding any Services provided by the Delegates.

14.	INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of this Agreement, the Administrator, and the Company on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Company’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

15.	NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Company:

TCW Funds, Inc. or TCW Metropolitan West Funds

515 South Flower Street

Los Angeles, CA 90071

Attention: Peter Davidson

Telephone: (213) 244-0533

Email: peter.davidson@tcw.com

If to the Administrator:

State Street Bank and Trust Company

2495 Natomas Park Drive, Suite 400

Sacramento, CA 95833

Attention: Andrea Sharp

Telephone: (916) 319-6688

Email: andrea.sharp@statestreet.com

with a copy to:

State Street Bank and Trust Company

1 Congress Street

Legal Department

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

16.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

17.	ASSIGNMENT

Except as provided in Section 13, neither this Agreement nor any rights or obligations hereunder may be delegated or assigned by either party without the written consent of the other party. Provided, however, that the Administrator may assign or transfer this Agreement to a successor of all, or a substantial portion of, its business and assets (including a bridge bank or similar entity) that provides the services, or to one of its affiliates.

18.	SUCCESSORS

The terms of this Agreement are binding on and will inure to the benefit of the Company and the Administrator and their respective successors and permitted assigns.

19.	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes, or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state, or local government records lawfully made available to the general public.

20.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties, or commitments regarding the services to be performed hereunder whether oral or in writing.

21.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

22.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

23.  GOVERNING LAW AND JURISDICTION. (a) This Agreement and the construction, performance, and validity of this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles of the Commonwealth of Massachusetts, and both parties submit to the exclusive jurisdiction of the state or Federal courts located in the Commonwealth of Massachusetts.

(b)  In the event of a dispute, both parties irrevocably waive, to the fullest extent they may effectively do so, the defenses of an inconvenient forum to the maintenance of such action or proceeding or the absence of any personal jurisdiction with respect to such party and all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment), and execution to which it might otherwise be entitled in any action or proceeding in the state or Federal courts sitting in the Commonwealth of Massachusetts, and agree that they will not raise, claim or cause to be pleaded any such immunity at or in respect of such action or proceeding. The parties irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified on Schedule 2. The parties agree that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

24.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments, and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

25.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

TCW FUNDS, INC.

By:  /s/ Richard Villa

Name: Richard Villa

Title: Treasurer, Principal Financial Officer and Principal Accounting Officer

TCW METROPOLITAN WEST FUNDS

By:  /s/ Richard Villa

Name: Richard Villa

Title: Treasurer, Principal Financial Officer and Principal Accounting Officer

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrea E. Sharp

Name: Andrea E. Sharp

Title: Managing Director

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Fund Name
TCW Funds, Inc.
TCW Central Cash Fund
TCW Concentrated Large Cap Growth Fund
TCW Conservative Allocation Fund
TCW Core Fixed Income Fund
TCW Emerging Markets Income Fund
TCW Emerging Markets Local Currency Income Fund
TCW Global Bond Fund
TCW Global Real Estate Fund
TCW Relative Value Large Cap Fund
TCW Relative Value Mid Cap Fund
TCW Securitized Bond Fund
TCW White Oak Emerging Markets Equity Fund

TCW Metropolitan West Funds
TCW MetWest High Yield Bond Fund
TCW MetWest Intermediate Bond Fund
TCW MetWest Investment Grade Credit Fund
TCW MetWest Low Duration Bond Fund
TCW MetWest Strategic Income Fund
TCW MetWest Sustainable Securitized Fund
TCW MetWest Total Return Bond Fund
TCW MetWest Ultra Short Bond Fund
TCW Metwest Unconstrained Bond Fund

A-1

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto.

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto.

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto.

IV.	Fund Administration CFTC Services as described in Schedule B4 attached hereto.

V.	N-PORT Services as described in Schedule B5 attached hereto.

VI.	Fund Accounting Services as described in Schedule B6 attached hereto.

Schedule B1

Fund Administration Treasury Services

a.

Prepare for the review by designated officer(s) of the Company financial information regarding the Fund(s) that will be included in the Company’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of supporting audit workpapers, trial balances, and other schedules;

c.	Prepare for the review by designated officer(s) of the Company financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

a.

Prepare for the review by designated officer(s) of the Company annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

b.

Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Company as well as preparation of Board compliance materials;

c.

Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

d.	Prepare and disseminate vendor survey information;

e.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

f.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

g.	Maintain certain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

B1-1

SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.

Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Company’s independent accountants and execution and filing by the Company’s treasurer, including Form 1120-RIC, Form 8613, and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.

Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.

g.	Prepare and retain all tax adjustments related to creation and redemption activity.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

B2-1

SCHEDULE B2(i)

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Administration Agreement dated March 3, 2025 (the “Administration Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and TCW FUNDS, INC. and TCW METROPOLITAN WEST FUNDS (“you” or the “Customer”), we may subcontract portions of our Fund Administration Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement to the State Street affiliates listed on Schedule B2(ii), for the purpose of providing the Tax Services set forth in the Administration Agreement and for related administration and regulatory compliance purposes.

Your consent will be valid as long as the Administration Agreement remains in effect. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent, we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

TCW FUNDS, INC.	TCW METROPOLITAN WEST FUNDS

BY:	BY:

NAME (PRINTED):	NAME (PRINTED):

TITLE:	TITLE:

DATE:	DATE:

B2-2

SCHEDULE B2(ii)

•	State Street Corporate Services Mumbai Private Limited
•	KPMG LLP
•	Grant Thornton LLP

B2-3

SCHEDULE B3

Fund Administration Legal Services

a.

Prepare the agenda and resolutions for all requested Board of Directors/Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Company’s shareholder meetings and prepare minutes of such meetings;

b.

Prepare for filing with the SEC the following documents: Form N-CSR, Form N- PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any supplements to the Prospectus and SAI for the Fund(s);

c.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

d.	Maintain general Board calendars and regulatory filings calendars;

e.	Maintain copies of the Company’s Governing Documents;

f.	Assist in developing guidelines and procedures to improve overall compliance by the Company;

g.	Assist the Company in the handling of routine regulatory examinations of the Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;

h.

Maintain awareness of significant emerging regulatory and legislative developments that may affect the Company, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

i.

Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations.

B3-1

SCHEDULE B4

Fund Administration CFTC Services

Subject to the authorization and direction of the Company, State Street will provide the CFTC Services set forth on Schedule B4 (the “CFTC Services”) to assist the Funds, the Company and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Services, the Administrator’s responsibilities are limited to the provision of the CFTC Services described in Schedule B4. These responsibilities do not include: (i) determination of the Company’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Company’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Company uses the Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such Services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Company should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Company currently subscribes to fund administration legal services with the Administrator, the CFTC Services do not include assisting the Company with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Company. The Company is responsible for providing authorization and direction to the Administrator with respect to the CFTC Services. The Company is responsible for arranging, in each case where appropriate, for the review and comment by Company’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by the Administrator. In addition, the Company is solely responsible for determining Company’s status as a CPO, and/or Company’s eligibility for an exclusion from classification as a CPO.

The Company shall be responsible for accurately and timely supplying the Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Administrator to provide the CFTC Services, and any information requested by the Administrator in connection with the foregoing. The Administrator is authorized and instructed to rely upon the information it receives from the Company or any third party (including, without limitation, the Company’s third-party administrator(s), custodian(s), prime broker(s), and other service providers to the Company) authorized by the Company to provide such information to the Administrator and on any instructions received from the Company. The Company and any third party from which the Administrator shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Administrator shall be entitled to rely on such records, reports and other data as provided to the Administrator by the Company or any third party, and any instructions provided to the Administrator by the Company, and shall have

B4-1

no responsibility for making any interpretive determinations with respect thereto. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Company as a result of the Administrator’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Company or such third party. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Company or any third party to provide it with the information required.

CFTC financial reporting, compliance testing and exclusion filing services.

Subject to the authorization and direction of the Company and, in each case where appropriate, the review and comment by Company’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Company and the Administrator, the Administrator will:

i.	Perform daily testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.

As applicable, prepare the Company’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

State Street: Select Classification Level

B4-2

SCHEDULE B5

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN

(the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and

Form N-CEN Support Services”) and Quarterly Portfolio of Investments Services

(collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•

Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Company (including from any third parties with whom the Company will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Company, the Administrator’s internal systems and, in the case of Funds not administered by the Administrator or its affiliates, third party Fund administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Fund and (ii) annual updates of Form N-CEN for review and approval by the Fund.

•	The Company on behalf of each Fund acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•

Following review and final approval by the Fund of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of each Fund, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each Fund of the Company as set forth in the attached Annex 1, which shall be executed by the Administrator and the Company. The Form N-CEN Services will be provided to each Fund as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Company and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:

•

Subject to the receipt of all Required Data, and as a component of the Form N- PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Company, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Company’s first and third fiscal quarter-ends.

B5-1

•

Following review and final approval by the Company of each such draft Portfolio of Investments, and at the direction of and on behalf of each Fund, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

Company Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services, and (ii) Quarterly Portfolio of Investments Services.

The provision of the Services to each Fund by the Administrator is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Company or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Company or its affiliates provide services or is otherwise associated (“Company Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Company’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Company shall be as provided in such respective other agreements between the Administrator or its affiliates and the Company relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Company Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Company under the Other Company Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services by the Administrator, the Company acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Company reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Company), including, without limitation, arranging for the provision of data from the Company, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent

B5-2

that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Funds, the Administrator and the Company will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Company data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that each Fund is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Company on behalf of each Fund hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

•	SEC filing classification of the Company (i.e., small, or large filer);
•	Identification of any data sourced from third parties;
•	Identification of any securities reported as Miscellaneous; and
•	Any Explanatory Notes included in N-PORT Section E.

2.      Each Fund acknowledges that it has provided to the Administrator all material assumptions used by the Company or that are expected to be used by the Company in connection with the completion of Form N-PORT and Form N-CEN, and Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Company will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Company or otherwise previously approved by the Company in connection with the Administrator’s provision of the Services. The Company acknowledges that the completion of Form N-PORT and Form N-CEN, and Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;
•	Assumptions necessary in converting data extracts;
•	General operational and process assumptions used by the Administrator in performing the Services; and
•	Assumptions specific to the Company.

B5-3

The Company on behalf of each Fund hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Company (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.      The Company on behalf of each Fund acknowledges and agrees on the following matters:

(A)    Each Fund has independently reviewed the Services (already defined) and has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents, or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)    Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules, and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Company uses Services to comply with any law, regulation, agreement, or other Company obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

(C)    Each Fund may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Company (“Materials”) (a) for the internal business purpose of the Company relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Company may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Company (each a “Permitted Person”); provided, however, (i) the Company may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Company has separate license rights with respect to the use of such Third Party Data, or (iii) the Company may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

B5-4

Except as expressly provided in this Section 3(C), the Company, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Company or any Permitted Persons (collectively, including the Company, “Company Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Company has separate license rights with respect to the use of such Third Party Data). Without limitation, Company Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)    The Company shall limit the access and use of the Services and the Materials by any Company Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Company shall be responsible and liable for all acts and omissions of any Company Parties.

(E)    The Services, the Materials, and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Company has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Company automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Company Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Company.

(F)    Except with respect to Services-Related Data supplied by the Administrator, the Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

[Remainder of Page Intentionally Left Blank]

B5-5

ANNEX I

TCW FUNDS, INC.

Further to the Administration Agreement dated as of March 3, 2025, between TCW Funds, Inc. and TCW Metropolitan West Funds (each a “Company”) and State Street Bank and Trust Company (the “Administrator”), the Company and the Administrator mutually agree to update this Annex 1 by adding/removing Funds and/or Portfolios as applicable:

Form N-PORT Services and Quarterly Portfolio of Investments Services	Standard N-PORT and N-CEN Reporting Solution (Data and Filing)

TCW Concentrated Large Cap Growth Fund	Standard
TCW Conservative Allocation Fund
TCW Core Fixed Income Fund
TCW Emerging Markets Income Fund
TCW Emerging Markets Local Currency Income Fund
TCW Global Bond Fund
TCW Global Real Estate Fund
TCW Relative Value Large Cap Fund
TCW Relative Value Mid Cap Fund
TCW Securitized Bond Fund
TCW White Oak Emerging Markets Equity Fund
TCW MetWest High Yield Bond Fund
TCW MetWest Intermediate Bond Fund
TCW MetWest Investment Grade Credit Fund
TCW MetWest Low Duration Bond Fund
TCW MetWest Strategic Income Fund
TCW MetWest Sustainable Securitized Fund
TCW MetWest Total Return Bond Fund
TCW MetWest Ultra Short Bond Fund
TCW Metwest Unconstrained Bond Fund
Form N-CEN Services	Standard
TCW Funds, Inc.
TCW Metropolitan West Funds

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

TCW FUNDS, INC.	STATE STREET BANK AND TRUST COMPANY

By: /s/ Richard Villa	By: /s/ Andrea S. Sharp
Name: Richard Villa	Name: Andrea E. Sharp
Title: Treasurer, Principal Financial Officer and Principal Accounting Officer Address: 515 S. Flower Street, Los Angeles, CA 90071	Title: Managing Director Address: 2495 Natomas Park Drive Sacramento, CA 95833
Date:	Date: March 14, 2025

TCW METROPOLITAN WEST FUNDS

By: /s/ Richard Villa
Name: Richard Villa
Title: Treasurer, Principal Financial Officer and Principal Accounting Officer
Address: 515 S. Flower Street, Los Angeles, CA 90071
Date:

B5-7

SCHEDULE B6

Fund Accounting Services

•

Maintain market value of assets in each Portfolio at the frequency agreed with the Company, using the Authorized Data Sources and in accordance with the methodologies and tolerance checks agreed with the Company.

•

Calculate market value of assets in each Portfolio at the frequency agreed with the Company, using the Authorized Data Sources and in accordance with the methodologies and tolerance checks agreed with the Company.

•

Notify the Company of any securities that cannot be priced in accordance with the agreed methodology and Authorized Price Sources and provide stale price report whenever any security cannot be priced for the period agreed with the Company (e.g., 5 consecutive days).

•	Record the accrual of income to be received by each Portfolio and the receipt of all income by each Portfolio.

•	Amortize the fixed income assets for each Portfolio in accordance with the amortization methodology agreed with the Company.

•

Accrue expenses for each Portfolio in accordance with methodology agreed with the Company, including accruals for tax provisions and management / performance fees and fees for all other service providers (as relevant).

•	Review any significant differences between accruals and payments.

•

Record investment transactions (e.g., purchases, sales, and transfers) for each Portfolio as notified by the Company or its investment manager/other agents (including transactions in derivatives, foreign currencies, and unlisted pooled funds, as relevant).

•	Record capital activity as required for each Portfolio.

•	Record the impact of corporate actions on the securities in each [Portfolio/Vehicle], using information received from the Company, its custodian/broker and/or standard commercial services.

•

Calculate the net asset value of each Portfolio and net asset value per share or unit of ownership (as applicable) of each Portfolio in accordance with the valuation methodology agreed with the Company and at the frequency agreed with the Company.

•	Publish/distribute NAV information as agreed with the Company.

B6-1

•

Perform agreed reconciliations of the accounting books and records to the records maintained by the investment manager or the Company’s other service providers and counterparties (e.g., custodians, prime brokers, investment managers, banks etc.) at the frequency agreed with the Company.

•	Work with relevant third party and/or the Company to resolve any identified exceptions.

•

Record value of derivatives for each Portfolio in the accounting books and records from Authorized Data Sources and reconcile the derivatives so recorded to the positions reported by brokers/counterparties.

•	If applicable, calculate and record variation margin in the accounting books and records and reconcile to variation margin reported by brokers/counterparties.

B6-2